Exhibit 4.4

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

UPWORK INC.

WARRANT TO PURCHASE

COMMON STOCK

THIS CERTIFIES THAT, for value received, Tides Foundation (the “Holder”) is entitled to purchase, on the terms and subject to the conditions hereof, the number of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Upwork Inc., a Delaware corporation (the “Company”), set forth below, at a per share purchase price of $0.01 (the “Exercise Price”), subject to adjustment as provided herein.

The following terms shall apply to this Warrant:

1.                Exercise of Warrant. The terms and conditions upon which this Warrant may be exercised, and the Common Stock covered hereby (the “Warrant Shares”) may be purchased, are as follows:

1.1    Number of Shares. This Warrant shall be exercisable for up to 500,000 Warrant Shares, which number shall be subject to adjustment in accordance with Section 2 of this Warrant. The Warrant shall vest and become exercisable by the Holder as follows: (i) on the one-year anniversary of the closing date of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (the “Initial Offering”), with respect to 50,000 Warrant Shares (which number shall be subject to adjustment in accordance with Section 2 of this Warrant) and (ii) on each subsequent one-year anniversary of the Initial Offering thereafter, with respect to 50,000 additional Warrant Shares (which number shall be subject to adjustment in accordance with Section

2 of this Warrant).

1.2    Exercise. Holder may not exercise this Warrant with respect to any unvested portion of this Warrant. Any vested portion of the Warrant may be exercised in whole or in part prior to the earlier of (a) the date that is eleven years from the closing of the Initial Offering (the “Termination Date”) and (b) the closing date of a Sale of the Company. If not exercised on or prior to the Termination Date or a Sale of the Company, this Warrant shall be void thereafter. Furthermore, this Warrant may not be exercised if the issuance of the Warrant Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or regulations. The exercise of the purchase rights hereunder, in whole or in part, shall be effected by (i) the surrender of this Warrant, together with a duly executed copy of the form of the subscription attached as Exhibit A hereto, to the Company at its principal executive offices, and (ii) the delivery of the Exercise Price by (x) cashier’s or certified check or bank draft payable to the Company’s order, (y) by wire transfer to the Company’s account, or (z) pursuant to Section 1.4 of this Warrant for the number of Warrant Shares for which the purchase rights hereunder are being exercised.

1.3    Automatic Exercise. Notwithstanding any provision herein to the contrary, this Warrant shall automatically be deemed to be exercised in full with respect to any vested portion of this Warrant in the manner set forth in Section 1.4 of this Warrant, without any further action on behalf of Holder (other than the payment of the exercise price in the manner set forth in Section 1.4 of this Warrant) on the earliest date immediately prior to (a) the time this Warrant would otherwise expire or (b) immediately prior to a Sale of the Company. A “Sale of the Company” shall mean either of the following: (A) a merger or consolidation (each a “Combination”) in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; or (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary or subsidiaries of the Company, of all or substantially all the assets (or in the case of an exclusive license, of all or substantially all of the Company’s intellectual property) of the Company and its subsidiaries taken as a whole (or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company. In connection with the exercise of this Warrant pursuant to clause (b) above, such exercise shall be conditioned upon the closing of such Sale of the Company, and the Warrant shall not be deemed to have been exercised until the closing of such Sale of the Company.

1.4    Net Issue Election.

(a)    Upon automatic exercise of this Warrant as provided in Section 1.3 of this Warrant or at any time or from time to time as Holder may elect with respect to any vested portion of this Warrant, Holder shall be entitled to receive, without the payment by Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice attached hereto as Exhibit B duly executed (other than exercise pursuant to Section 1.3), at the Company’s executive principal offices. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable shares of Common Stock as is computed using the following formula:

X = Y (A-B)

A

where:

X =    the number of shares of Common Stock to be issued to Holder

Y =    the number of shares of Common Stock purchasable under this Warrant in respect of which the net issue election is made

A =    the fair market value of one share of Common Stock, as determined pursuant to Section 1.4(b) of this Warrant, as at the time the net issue election is made

B =    the Exercise Price in effect under this Warrant at the time the net issue election is made

(b)    For purposes of this Section 1.4, fair market value of one share of Common Stock as of a particular date shall mean:

(i)                If the Company’s Common Stock is listed on a security exchange, the average closing price of the Company’s Common Stock on such exchange for the five trading days prior to the day notice of exercise is provided to the Company;

(ii)    In the case of an automatic exercise in connection with a Sale of the Company, the effective per share consideration to be received by the holders of the Common Stock; or

(iii)    If Sections 1.4(b)(i) or (ii) of this Warrant do not apply, then as determined by the Company’s board of directors in good faith.

1.5    Issuance of Shares. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (a) certificates or book-entry entitlements for the shares of Common Stock so purchased shall be dated the date of issuance and, together with any other securities issuable upon such exercise and any other property to which the Holder may be entitled upon such exercise, shall be delivered to the Holder hereof within a reasonable time, with the certificates or book-entry entitlements for the shares of Common Stock so purchased being in such denominations as may be specified in the applicable Exercise Notice, and registered in the name of the Holder or such other name or names as shall be specified in the applicable Exercise Notice, and the Holder hereof (or such other person(s)) shall be deemed for all purposes to be the holder of record of the shares of Common Stock so purchased as of the date of such exercise, and (b) unless this Warrant has expired, a new warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised (less any amount thereof which shall have been cancelled in payment or partial payment of the Exercise Price as hereinafter provided) shall also be issued to the Holder hereof within such time. The issuance of certificates or book-entry entitlements for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock.

1.6    Written Acknowledgement. Upon any issuance of shares in accordance with and pursuant to the terms of this Warrant, Holder shall provide written acknowledgement of such issuance to the Company in accordance with Holder’s standard practice for charitable donations of this type.

2.       Certain Adjustments.

2.1    Merger, Sale of Assets, Etc. If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (a) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (b) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (c) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Holder shall thereafter be entitled to receive upon exercise of this Warrant in accordance with the terms hereof, during the period and upon the events specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, consolidation, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 2. The foregoing provisions of this Section 2.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to Holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s board of directors. In all events, appropriate adjustment, as determined in good faith by the Company’s board of directors, shall be made in the application of the provisions of this Warrant with respect to the rights and interests of Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

2.2    Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 2.

2.3    Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

2.4    Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property, other than cash, of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property, other than cash, of the Company that Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 2.

2.5    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, t any time, of Holder, furnish or cause to be furnished to Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

3.       Representations and Warranties of Holder.

3.1    The execution and delivery of this Warrant, and the consummation of the transactions and obligations contemplated hereby have been duly and validly authorized by all necessary action on Holder’s part. This Warrant has been duly and validly executed and delivered by Holder and is the valid and binding obligation of Holder, enforceable against Holder in accordance with its terms except to the extent the enforceability hereof is limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

3.2    Holder hereby warrants and represents that Holder is (a) acquiring this Warrant, and any Warrant Shares issued upon exercise of this Warrant, for Holder’s own account, not as a nominee or agent, and not with a view to their resale or distribution, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same and (b) Holder is an “accredited investor” as such term is defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

3.3    Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

3.4    Holder acknowledges that this Warrant has not been registered under the 1933 Act, on the ground that the issuance of this Warrant is exempt from registration pursuant to Section 4(a)(2) of the 1933 Act, and that the Company’s reliance on such exemption is predicated on the representations of Holder set forth herein.

3.5    In connection with the investment representations made herein, Holder represents that it is able to fend for itself in the transactions contemplated by this Warrant, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment, has the ability to bear the economic risks of its investment and has been furnished with and has had access to such information as it has requested and deemed appropriate to its investment decision.

3.6    Holder hereby confirms that Holder has been informed that this Warrant, and the Warrant Shares issued upon exercise of this Warrant, are restricted securities under the 1933 Act and may not be resold or transferred unless this Warrant, or the Warrant Shares issued upon exercise of this Warrant, as the case may be, are first registered under the federal securities laws or unless an exemption from such registration is available. Holder acknowledges that the Company has no obligation to register the Warrant Shares. Holder hereby acknowledges that Holder is prepared to hold this Warrant, and the Warrant Shares issued upon exercise of this Warrant, for an indefinite period and that Holder is aware that Rule 144 of the Securities and Exchange Commission issued under the 1933 Act is not presently available to exempt the issuance of this Warrant from the registration requirements of the 1933 Act. Notwithstanding the foregoing, the Company will work with Holder in good faith to take commercially reasonable efforts to remove any restrictive legends on the Warrant Shares, including by providing the transfer agent with an appropriate opinion of counsel, as soon as counsel to the Company determines that there is no legal requirement to maintain such restrictive legends.

3.7    Holder hereby agrees that Holder shall make no disposition of this Warrant or the Warrant Shares issued upon exercise of this Warrant unless and until Holder shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and provided the Company with assurances and, upon request of the Company, with an opinion of counsel, at the expense of Holder or its transferee, reasonably satisfactory to the Company, that (a) the proposed disposition does not require registration of the Warrant Shares under the 1933 Act, or (b) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or of any exemption from registration available under the 1933 Act has been taken.

3.8    Holder agrees to be bound by and comply with the limitations on transfer contained in the Bylaws of the Company (the “Bylaws”), including, but not limited to, Article X (Restriction on Transfer) of the Bylaws.

3.9    In order to reflect the restrictions on disposition of the Warrant Shares, the stock certificates or book-entry entitlements for the Warrant Shares will be endorsed with restrictive legends set forth below or similar legends, together with any other legends that may be required by state or federal securities laws, the Company’s Certificate of Incorporation (“Charter”) or Bylaws, any other agreement affecting the Warrant Shares between Holder and the Company, or any other agreement applicable to Holder:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THE BYLAWS OF THE COMPANY.”

3.10  Holder hereby represents and warrants that it is an organization qualified under section 170(c)(2) of the Internal Revenue Code of 1986, as amended.

4.      Representations, Warranties and Covenants of the Company. This Warrant is issued and delivered by the Company and accepted by Holder on the basis of the following representations, warranties and covenants made by the Company:

4.1    The Company covenants that it will at all times from and after the date hereof reserve and keep available, free and clear of all preemptive or similar rights, such number of its authorized shares of Common Stock as will be sufficient to permit, respectively, the exercise of this Warrant in full. The Company covenants further that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.2    The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

4.3    The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Common Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (a) violate or contravene the Company’s Charter or Bylaws, (b) violate or contravene any law, statute, regulation, rule, judgment or order applicable to the Company, (c) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (d) require the consent or approval of or the filing of any notice or registration with any person or entity, except for any filing required under applicable securities laws, in each case, with respect to clauses (b), (c) and (d), as would have a material adverse effect on the Company’s ability to perform its obligations under this Warrant.

4.4    The Company acknowledges that (a) this Warrant is being granted to Holder as a charitable gift and that the net proceeds realized by Holder from the disposition of the Warrant Shares (the “Proceeds”) will be granted to one or more charitable organizations or charitable purposes, and (b) the Company has been provided with documentation whereby it can recommend specific foundations or charities to which Holder will allocate the Proceeds (such foundations and/or charities, the “Company Designees”). If at the time the Proceeds are realized the Company has not identified any Company Designees by completing such documentation, if any of the Company Designees no longer exist or decline to receive the Proceeds, or if Company determines, in its good faith assessment, that grants to such Company Designees are not consistent with Company’s charitable purposes, Holder shall promptly provide written notice to the Company informing the Company of the same. The Company may identify replacement Company Designees by notifying Holder in writing of its choice of replacement Company Designees no later than ten (10) business days following receipt of such notice, whereupon Holder will review and, subject to the above, allocate the Proceeds to such replacement Company Designees. If the Company has not nominated replacement Company Designees at the end of such ten (10) business days, Holder may reallocate the Proceeds or transfer all unallocated Proceeds to the Tides Foundation.

5.      Fractional Shares. No fractional shares shall be issued in connection with any exercise of this Warrant. In lieu of the issuance of such fractional shares, the Company shall make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Company’s board of directors.

6.      No Privilege of Stock Ownership. Prior to the exercise of this Warrant, Holder shall not be entitled, by virtue of holding this Warrant, to any rights of a stockholder of the Company, including, without limitation, the right to vote, receive dividends or other distributions, or exercise preemptive rights, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. Nothing in this Section 6 shall limit the right of Holder to be provided the notices required herein or to participate in distributions described in Section 2 of this Warrant if Holder ultimately exercises this Warrant.

7.      “Market Stand-Off” Agreement. Holder hereby agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or purchased in the registration or aftermarket) for the 180-day period following the effective date of the Initial Offering. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under this Section 7 or that are necessary to give further effect thereto. The obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8.      Transfers or Exchanges. This Warrant shall not be transferable.

9.      Successors and Assigns. The terms and provisions of this Warrant shall be binding upon the Company, Holder, and their respective successors and assigns, subject at all times to the restrictions set forth in this Warrant.

10.    Loss, Theft, Destruction or Mutilation of Warrant. Upon (i) receipt of notice by the Company of the loss, theft, destruction, or mutilation of this Warrant (including, if mutilated, surrender and cancellation of this Warrant), (ii) reimbursement to the Company of all reasonable expenses incidental thereto and (iii) if requested by the Company, the execution of an affidavit of the fact of such loss, theft, destruction or mutilation, the Company will make and deliver a new warrant, in identical form, and dated as of such cancellation, in lieu of this Warrant; provided that the Company may in its discretion and as a condition precedent to the issuance thereof, require Holder to execute an indemnification agreement as indemnity against any claim that may be made against the Company or any of its respective representatives or agents with respect to such lost documents.

11.    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action, or the expiration of any right required or granted herein shall be a Saturday, or Sunday, or shall be a legal holiday, then such action may be taken or such right may be exercised, except as to the purchase price, on the next succeeding day not a legal holiday.

12.    Amendments and Waivers. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance, and either retroactively or prospectively), with the written consent of the Company and Holder.

13.    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law provisions thereof.

14.    Notices. Any notice, demand or delivery pursuant to the provisions of this Warrant shall be in writing, shall be addressed as set forth below and shall be sufficiently delivered or made on the second business day if delivered by Federal Express or any other reliable overnight courier.

If to the Company:	Legal Department
Upwork Inc.
441 Logue Avenue
Mountain View, CA 94043

If to the Holder:	General Counsel
Tides Foundation
1012 Torney Avenue
San Francisco, CA 94129

Either the Company or Holder may change its address for notice purpose by providing written notice to the other party in accordance with this Section 14.

15.    Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Warrant to the extent they are unenforceable and the remainder of this Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16.    Entire Agreement. This Warrant constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, warrants, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

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The Company has executed this Warrant as of May 1, 2018

UPWORK INC.

By:	/s/ Brian Levey

Print Name:	Brian Levey

Title:	Secretary

AGREED AND ACKNOWLEDGED:

TIDES FOUNDATION

By:	/s/ Judith Hill

Print Name:	Judith Hill

Title:	Chief Financial Officer

EXHIBIT A

Subscription

Attention: ________________________________

Ladies and Gentlemen:

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant dated ________ __, 20__, __________ shares of Common Stock of Upwork Inc., a Delaware corporation.

In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in the Warrant as they apply to the undersigned Holder are true and complete as of this date.

Dated: _________ ____, 20__

By:

Print Name:

Title:

EXHIBIT B

Net Issue Election

Attention: ________________________________

Ladies and Gentlemen:

The undersigned hereby elects under Section 1.4 of the Warrant dated ________ __, 20___, (the “Warrant”), to exercise its right to receive                  shares of Common Stock pursuant to the Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Name for Registration:

Mailing Address:

In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in the Warrant as they apply to the undersigned Holder are true and complete as of this date.

By:

Print Name:

Title: